Exhibit 99.1

 News Release

Cenveo Announces Fourth Quarter and
Full Year 2010 Results

Continued operational improvement over prior quarter
Integration of acquisitions on schedule
4th Quarter Non-GAAP Operating Margin of 9.7%
4th Quarter Adjusted EBITDA of $60.3 million

STAMFORD, CT – (March 2, 2011) – Cenveo, Inc. (NYSE: CVO) today announced results for the three months and full year ended January 1, 2011.

For the three months ended January 1, 2011, net sales were $460.4 million, as compared to $456.8 million for the same period in the previous year. For the three months ended January 1, 2011, the Company reported a net loss of $9.8 million, or $0.16 per share, as compared to a net loss of $9.4 million, or $0.15 per share for the same prior year period. The net loss for the three months ended January 1, 2011 includes non-cash restructuring charges of $12.0 million, primarily related to real estate actively being marketed for sale and the Company’s decision to exit two multi-employer pension funds as well as a loss on early extinguishment of debt of $7.0 million relating to the refinancing of the Company’s credit facility.  On a Non-GAAP basis, income from continuing operations was $14.1 million, or $0.22 per diluted share for the three months ended January 1, 2011. Non-GAAP income from continuing operations excludes integration, acquisition and other charges, stock-based compensation provision, restructuring, impairment and other charges, divested operations or assets held for sale, (gain) loss on early extinguishment of debt and adjusts income taxes to reflect an estimated cash tax rate.

Adjusted EBITDA for the three months ended January 1, 2011 was $60.3 million. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, integration,

acquisition and other charges, stock-based compensation provision, restructuring, impairment and other charges, divested operations or assets held for sale, (gain) loss on early extinguishment of debt, and income (loss) from discontinued operations, net of taxes.

For the year ended January 1, 2011, net sales were $1.8 billion, as compared to $1.7 billion for the same period in the previous year. The increase in the Company’s net sales was primarily due to the inclusion of Nashua in the Company’s results for a full year in 2010, partially offset by the loss of sales from plant closures and consolidation that occurred in 2009 and early 2010. For the year ended January 1, 2011, the Company reported a net loss of $186.4 million, or $2.99 per share, as compared to a net loss of $30.9 million, or $0.54 per share, for the year ended January 2, 2010. Net loss for the year ended January 1, 2011 includes $181.4 million of non-cash goodwill and other long-lived asset impairment charges related to our PSG reporting unit and a $9.6 million loss on early extinguishment of debt related to the Company’s two financing transactions.  The year ended January 2, 2010 included gains on early extinguishment of debt of $16.9 million. On a Non-GAAP basis, income from continuing operations was $27.7 million or $0.44 per diluted share for the full year. Adjusted EBITDA for the year ended January 1, 2011 was $216.3 million, as compared to Adjusted EBITDA of $201.7 million for the year ended January 2, 2010.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
“Our fourth-quarter results, combined with our recently announced acquisitions of Gilbreth and MeadWestvaco’s Envelope Products Group (EPG), marked a strong finish for Cenveo in 2010. Despite still dealing with some volatile industry conditions, we were able to deliver sequential operational and financial improvements in the fourth quarter, highlighted by delivering Non-GAAP operating income margin of 9.7% for the quarter.”

“We also saw continued improvement in our label and commercial print markets, and began to see meaningful stabilization in the envelope market, as the changing competitive landscape and direct mail market strength resulted in increased utilization across the industry. In addition, we were able to opportunistically refinance our term loan and revolver during the fourth quarter, allowing us to push our debt maturities out several years.”

Mr. Burton concluded:
“2011 will be a year of execution for Cenveo. In the envelope market, we will look to take advantage of continued strength in the direct mail market, as well as the recent stabilization seen in the envelope industry over the past quarter. At the same time, we will finalize integration of the EPG acquisition, which will be truly transformative for our company. In the print business, we will look to continue to grow our market share and take advantage of stronger demand in the commercial end markets, led by strength in the automotive, financial services, and travel and leisure markets. We will also continue to invest in the high-growth labels area and in our leading custom product platform. We are utilizing our strong free cash flow to pay down debt and deleverage our balance sheet, while still investing for growth in our niche products.”

“We have all the tools at our disposal to be successful in 2011. We’ve made tremendous progress in positioning Cenveo for future success over the past few years, and we have many opportunities ahead of us in 2011 and beyond. Based on the current business climate and the significant synergies that the acquisition of EPG will begin to provide, I expect Cenveo’s revenue to be between $2.0 billion and $2.1 billion for 2011. I also expect $230 million to $245 million in Adjusted EBITDA, and approximately $100 million to $120 million free cash flow. We believe that if there is a continued improvement in the economy, we are successful in our ability to recover historical and anticipated raw material price increases and our current integration timeline of EPG improves, then we may have the opportunity to increase our earnings guidance.  I look forward to our conference call tomorrow to discuss in more depth our positive 2011 outlook for Cenveo.”

Conference Call:
Cenveo will host a conference call tomorrow, Thursday, March 3, 2011 at 10:00 a.m. Eastern Time.  The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share data)
	Three Months Ended		Years Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Net sales	$460,391	$456,848	$1,814,716	$1,714,631
Cost of sales	367,887	366,754	1,468,615	1,394,778
Selling, general and administrative expenses	52,100	56,123	212,170	209,578
Amortization of intangible assets	2,680	2,795	11,541	10,053
Restructuring, impairment and other charges	16,932	18,734	226,150	68,034
Operating income (loss)	20,792	12,442	(103,760)	32,188
Interest expense, net	28,978	26,674	121,037	106,063
(Gain) loss on early extinguishment of debt	6,994	—	9,592	(16,917)
Other (income) expense, net	1,212	952	2,327	(1,368)
Income (loss) from continuing operations before income taxes	(16,392)	(15,184)	(236,716)	(55,590)
Income tax (benefit) expense	(6,639)	(5,807)	(47,661)	(15,753)
Income (loss) from continuing operations	(9,753)	(9,377)	(189,055)	(39,837)
Income (loss) from discontinued operations, net of taxes	—	(72)	2,678	8,898
Net income (loss)	$(9,753)	$(9,449)	$(186,377)	$(30,939)
Income (loss) per share – basic and diluted:
Continuing operations	$(0.16)	$(0.15)	$(3.03)	$(0.70)
Discontinued operations	—	—	0.04	0.16
Net income (loss)	$(0.16)	$(0.15)	$(2.99)	$(0.54)
Weighted average shares:
Basic and Diluted	62,725	62,022	62,382	56,787

Cenveo, Inc. and Subsidiaries
Reconciliation of Income (Loss) from Continuing Operations to Non-GAAP Income from Continuing Operations and Related Per Share Data
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Years Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Income (loss) from continuing operations	$(9,753)	$(9,377)	$(189,055)	$(39,837)
Integration, acquisition and other charges	4,983	5,014	14,871	13,865
Stock-based compensation provision	2,062	3,457	10,853	14,274
Restructuring, impairment and other charges	16,932	18,734	226,150	68,034
Divested operations or asset held for sale	—	5,528	3,758	5,528
(Gain) loss on early extinguishment of debt	6,994	—	9,592	(16,917)
Income tax benefit (expense)	(7,076)	(6,333)	(48,516)	(16,628)
Non-GAAP income from continuing operations	$14,142	$17,023	$27,653	$28,319

Income per share – diluted:
Continuing operations	$(0.16)	$(0.15)	$(3.01)	$(0.70)
Integration, acquisition and other charges	0.08	0.08	0.24	0.24
Stock-based compensation provision	0.03	0.05	0.17	0.25
Restructuring, impairment and other charges	0.27	0.30	3.60	1.20
Divested operations or asset held for sale	—	0.09	0.06	0.10
(Gain) loss on early extinguishment of debt	0.11	—	0.15	(0.30)
Income tax benefit (expense)	(0.11)	(0.10)	(0.77)	(0.29)
Non-GAAP continuing operations	$0.22	$0.27	$0.44	$0.50

Weighted average shares—diluted	62,931	62,843	62,845	56,897

Cenveo, Inc. and Subsidiaries Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands) (unaudited)
	Three Months Ended		Years Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Net income (loss)	$(9,753)	$(9,449)	$(186,377)	$(30,939)
Interest expense, net	28,978	26,674	121,037	106,063
Income tax (benefit) expense	(6,639)	(5,807)	(47,661)	(15,753)
Depreciation	14,014	13,735	55,255	56,350
Amortization of intangible assets	2,680	2,795	11,541	10,053
Integration, acquisition and other charges	4,983	5,014	14,871	13,865
Stock-based compensation provision	2,062	3,457	10,853	14,274
Restructuring, impairment and other charges	16,932	18,734	226,150	68,034
(Gain) loss on early extinguishment of debt	6,994	—	9,592	(16,917)
Divested operations or asset held for sale	—	5,528	3,758	5,528
(Income) loss from discontinued operations, net of taxes	—	72	(2,678)	(8,898)

Adjusted EBITDA, as defined	$60,251	$60,753	$216,341	$201,660

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income (Loss) to Non-GAAP Operating Income (in thousands) (unaudited)
	Three Months Ended		Years Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010

Operating income (loss)	$20,792	$12,442	$(103,760)	$32,188
Integration, acquisition and other charges	4,983	5,014	14,871	13,865
Stock-based compensation provision	2,062	3,457	10,853	14,274
Divested operations or asset held for sale	—	5,528	3,758	5,528
Restructuring, impairment and other charges	16,932	18,734	226,150	68,034

Non-GAAP operating income	$44,769	$45,175	$151,872	$133,889

 Cenveo, Inc. and Subsidiaries
Consolidated Balance Sheets
 (in thousands)

	January 1, 2011	January 2, 2010
Assets
Current assets:
Cash and cash equivalents	$49,756	$10,796
Accounts receivable, net	263,364	268,563
Inventories	149,151	145,228
Prepaid and other current assets	66,135	64,843
Total current assets	528,406	489,430
Property, plant and equipment, net	347,921	387,879
Goodwill	209,161	319,756
Other intangible assets, net	246,424	295,418
Other assets, net	65,818	33,290
Total assets	$1,397,730	$1,525,773
Liabilities and Shareholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$10,098	$15,057
Accounts payable	166,468	183,940
Accrued compensation and related liabilities	30,672	29,841
Other current liabilities	98,471	98,079
Total current liabilities	305,709	326,917
Long-term debt	1,283,905	1,218,860
Other liabilities	149,447	156,506
Commitments and contingencies
Shareholders’ deficit:
Preferred stock	—	—
Common stock	627	620
Paid-in capital	342,607	331,051
Retained deﬁcit	(664,282)	(477,905)
Accumulated other comprehensive loss	(20,283)	(30,276)
Total shareholders’ deficit	(341,331)	(176,510)
Total liabilities and shareholders’ deficit	$1,397,730	$1,525,773

 Cenveo, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
 (in thousands)

	Years Ended
	January 1, 2011	January 2, 2010
Cash flows from operating activities:
Net loss	$(186,377)	$(30,939)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations, net of taxes	(2,678)	(8,898)
Depreciation	55,255	56,350
Amortization of other intangible assets	11,541	10,053
Non-cash interest expense, net	4,716	2,304
Deferred income taxes	(49,646)	(17,573)
Non-cash taxes	(4,001)	—
Non-cash restructuring, impairment and other charges, net	201,781	32,204
(Gain) loss on early extinguishment of debt	9,592	(16,917)
Provisions for bad debts	5,319	5,428
Provisions for inventory obsolescence	3,958	3,895
Stock-based compensation provision	10,853	14,274
Gain (loss) on sale of assets	81	(5,006)
Changes in operating assets and liabilities, excluding the effects of acquired businesses:
Accounts receivable	5,772	21,620
Inventories	(5,801)	33,075
Accounts payable and accrued compensation and related liabilities	(19,590)	(19,672)
Other working capital changes	15,498	(3,110)
Other, net	2,313	(5,036)
Net cash provided by operating activities	58,586	72,052
Cash flows from investing activities:
Cost of business acquisitions, net of cash acquired	(40,545)	(3,189)
Capital expenditures	(19,031)	(25,227)
Proceeds from sale of property, plant and equipment	3,539	14,619
Proceeds from sale of investment	—	4,032
Net cash used in investing activities	(56,037)	(9,765)
Cash flows from financing activities:
Proceeds from issuance of 8⅞% senior second lien notes	397,204	—
Proceeds from issuance of Term Loan B	376,200	—
Proceeds from exercise of stock options	1,030	539
Repayment of Term Loans	(683,306)	(24,594)
Payment of refinancing fees and expenses and debt issuance costs	(23,154)	(7,296)
(Repayment) borrowings under revolving credit facility, net	(22,500)	14,500
Repayments of other long-term debt	(7,635)	(12,178)
Purchase and retirement of common stock upon vesting of RSUs	(1,597)	(2,050)
Repayment of 8⅜% senior subordinated notes	—	(23,024)
Repayment of 7⅞% senior subordinated notes	—	(4,295)
Repayment of 10½% senior notes	—	(3,250)
Payment of repurchase fees, redemption premiums and expenses	—	(94)
Net cash provided by (used in) financing activities	36,242	(61,742)
Effect of exchange rate changes on cash and cash equivalents	169	(193)
Net increase in cash and cash equivalents	38,960	352
Cash and cash equivalents at beginning of year	10,796	10,444
Cash and cash equivalents at end of year	$49,756	$10,796

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In addition to results presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), included in this release are certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP income (loss) from continuing operations, non-GAAP operating income, non-GAAP operating income margin, and free cash flow. Non-GAAP operating income is defined as operating income (loss) excluding integration, acquisition and other charges, stock-based compensation provision, divested operations or asset held for sale and restructuring, impairment and other charges. Non-GAAP operating income margin is calculated by dividing non-GAAP operating income into net sales.  Free cash flow is defined as Adjusted EBITDA less cash interest, cash taxes, and capital expenditures, net. These non-GAAP financial measures are defined herein, and should be read in conjunction with GAAP financial measures. A reconciliation of income (loss) from continuing operations to non-GAAP income from continuing operations and operating income (loss) to non-GAAP operating income is presented in the attached tables. These non-GAAP financial measures are not presented as an alternative to cash flows from operations as a measure of our liquidity or as an alternative to reported net income (loss) as an indicator of our operating performance.  The non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, non-GAAP income from continuing operations, non-GAAP operating income, free cash flow and non-GAAP operating income margin along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value.  Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives.  We also use Adjusted EBITDA internally to evaluate the operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities.  The non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leader in the management and distribution of print and related products and solutions.  The Company provides its customers with low-cost alternatives within its core businesses of labels and forms manufacturing, packaging and publisher offerings, envelope production, and printing; supplying one-stop solutions from design through fulfillment. Cenveo delivers everyday for its customers through a network of production, fulfillment, content management, and distribution facilities across the globe.

________________________

Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) recent U.S. and global economic conditions have adversely affected us and could continue to do so; (ii) our substantial indebtedness could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings are available to us that could further exacerbate our risk exposure from debt;  (vi) our ability to successfully integrate acquisitions; (vii) a decline of our consolidated or individual reporting units operating performance could result in the impairment of our assets; (viii) intense competition in our industry; (ix) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the U.S. postal services impacting demand for our products; (xi) the availability of the Internet and other electronic media affecting demand for our products; (xii) increases in material costs and decreases in its availability; (xiii) our labor relations; (xiv) our compliance with environmental rules and regulations; (xv) our dependence on key management personnel; (xvi) our dependence upon information technology systems; and (xvii) our international operations and the risks associated with operating outside of the United States. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.